SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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FIRST NORTHERN COMMUNITY BANCORP
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February 2, 2009

Dear Valued Shareholder:

Please find enclosed First Northern Community Bancorp’s fourth quarter 2008 earnings release.  As the release points out, the continuing price depreciation in real estate values resulted in additional write downs of loans secured by real estate.  This deterioration of loan collateral, along with higher unemployment levels and increased bankruptcies has driven elevated levels of charge-offs and provision for loan losses in the fourth quarter.  While we continued to aggressively apply loss mitigation strategies, the economic environment created a headwind against our efforts to manage loan performance.

The Company’s net interest margin continues to be above peer, yet we have seen a substantial decline from our 2007 levels, primarily attributable to a decline in loan interest rates that could not be fully offset by reductions in interest expense on deposits.  This margin compression is consistent with a recessionary economy.

Our non-interest income category saw increases in the areas of Service Charges on Deposits (we increased fees effective September 1, 2008) and Investment & Brokerage Services Fees, however the losses realized in the write downs of Other Real Estate Owned (OREO) resulted in a net decline in this category of $847 thousand or 11.8%.

On the brighter side, I am happy to report that our employees remain focused on our Vision, Mission and Core Values to ensure more people everyday are saying, “First Northern, that’s my bank!”  Their performance has reflected this commitment and can be demonstrated in the following year-end figures:  business relationships increased 2.5% over 2007;  consumer relationships increased 3.7% over 2007;  and our number of checking accounts increased 4.9%.  We know if we continue to focus on the keystone of our historical success that good things will happen for all our stakeholders and we will once again produce industry-leading returns for our shareholders.

Another enclosure with this letter I want to draw your attention to is a graph titled, “Earnings:  Pre-Tax, Pre-Credit Related Costs”.  This graph displays a decade of core earnings performance without the effects of credit weakness and recoveries.  The lower earnings level for 2008 is primarily due to a substantial increase in our FDIC insurance premium and a significant decrease in interest-income.

ADMINISTRATION • P.O. BOX 547 • DIXON, CA 95620 • (707) 678-3041 ● www.thatsmybank.com

Then lastly, and very importantly, I would like to say a few words about the Company’s position on the U.S. Treasury Department’s Capital Purchase Program.  As you are aware, First Northern Community Bancorp’s Board of Directors is asking shareholders to vote in favor of the four proposals on the proxy mailed to you early last week.  While the Board hasn’t made its final decision about accepting the CPP investment, it feels strongly that it be given the flexibility to move forward if it is deemed in the best interest of the shareholders.  With this letter, we have included a Capital Purchase Program Fact Sheet as it pertains to First Northern Community Bancorp.  Some of the key reasons to vote in favor of the Program include:

•
It’s not free money, but paying 5% for capital is cheap compared to the 15 – 20% we’d have to pay in the event we needed to raise capital.  And in this environment, availability of capital --- from a practical standpoint --- is non-existent.

•
While already ‘well-capitalized’, the additional capital would make First Northern even stronger and give us added flexibility to take advantage of opportunities that could benefit the Company over the long run.

•
This additional capital would give us extra insurance against unexpected events during these uncertain economic times.  This insurance can help protect shareholders from unforeseen risk --- as the extent of the economic severity and its duration are unknown.

•	Many of our peers and strongest competitors are taking the money. If we say “no thanks” they will have access to advantages we won’t have.

If you have any questions regarding the Capital Purchase Program, I encourage you to call Louise Walker, Senior Executive Vice President/Chief Financial Officer on her direct line at (707) 678-7853 or call me directly at (707) 678-7852.

Thank you for your continued confidence in our ability to deliver on our promise of strength, integrity and endurance.  Nearly 100 years ago, that’s how our founders defined banking.  And for us, that hasn’t changed.

Sincerely,

/s/ Owen J. Onsum
Owen J. Onsum
President & CEO

Enclosures

ADMINISTRATION • P.O. BOX 547 • DIXON, CA 95620 • (707) 678-3041 ● www.thatsmybank.com

PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact:	Owen J. Onsum	February 2, 2009
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp – 4th Quarter Earnings Report
Board Declares 4% Stock Dividend

Dixon, California - First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced financial results through the fourth quarter of 2008.  The Company reported a year-to-date net loss as of December 31, 2008 of $1.37 million, or ($0.15) per diluted share, compared to net income of $7.28 million, or $0.77 per diluted share earned in the same fiscal period last year.

Total assets at December 31, 2008 were $670.8 million, a decrease of $39.1 million, or 5.5% compared to year-end 2007.  Total deposits of $584.7 million decreased $38.0 million or 6.1% compared to December 31, 2007 figures.  During that same period, total net loans (including loans held-for-sale) increased $19.9 million, or 4.0%, to $519.2 million.

Net loss for the quarter ended December 31, 2008 was $1.54 million, or ($0.17) per diluted share, compared to net income of $1.19 million, or $0.13 per diluted share earned in the same fiscal period last year.

At their regular meeting on January 22, 2009, the Board of Directors of First Northern Community Bancorp declared a 4% stock dividend, payable March 31, 2009 to shareholders of record as of February 27, 2009. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.  This dividend represents the 44th consecutive year the Company has paid a stock dividend.

Commenting on the fourth quarter of 2008, Owen “John” Onsum, President and CEO said, “This past quarter was very similar to the Company’s four preceding quarters.  With the close of each quarter we believed we had taken our lumps, however the economic contraction and shock to real estate values just kept getting worse.  Our focus has been to exercise discipline over those things within our control.  We worked diligently to resolve problem assets by proactively pursuing loan workouts at the earliest detection of credit weakness.  We also focused on driving down operating expenses, maintaining our highly respected interest margin, supporting our communities, and exceeding customer expectations.  We have seen a marked increase in the number of new accounts opening at First Northern Bank where people are seeking refuge in a community bank --- so they can be known by name, and not as a number.  While all indicators are pointing to a continued slow down in all major sectors of the
U.S. economy in 2009, we believe the Company is well capitalized with strong capital reserves and the earnings capacity to remain steady, disciplined and focused during these prolonged economic difficulties.”

- More -

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has an SBA Loan Office and full service Trust Department in Sacramento.  First Northern Bank also offers 24/7 real estate mortgage loans and non-FDIC insured Investment and Brokerage Services at each branch location.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

XXX

First Northern Community Bancorp
Earnings: Pre-Tax, Pre-Credit Related Costs*
1998 - 2008

$ Millions
$4.8
$5.3
$7.0
$7.8
$9.1
$11.5
$10.4
$13.8
$14.7
$14.9
$12.5
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

*Provision for Loan Losses & Other Real Estate Owned Gains/Losses

FIRST NORTHERN BANK

FIRST NORTHERN COMMUNITY BANCORP

The Facts
About the Capital Purchase Program

The government is encouraging healthy banks to take this money.

The U.S. Treasury Department will invest $250 billion in the American banking industry to help strengthen the financial system; the government wants to empower and encourage healthy banks to help more consumers and businesses during these rough economic times. It’s called the Capital Purchase Program (CPP). Is it free money? No, but we believe it is an attractive cost of capital.

Unfortunately, the media has not done a good job of explaining the CPP to the public and has left the perception with many that it is a government bailout. The reason for the confusion is that the CPP is one of three programs under the Treasury Department’s Emergency Economic Stabilization Act: 1) Troubled Assets Relief Program (TARP); 2) Capital Purchase Program (CPP); 3) Systemically Significant Failing Institution Program (SSFI). The Capital Purchase Program is the only one for healthy banks. The other programs are what the ailing companies are participating in.

We are well capitalized…

Our capital and liquidity levels will allow us to continue to make loans to our customers, with or without the CPP. However, the Treasury is offering to bolster the capital levels of healthy, viable banks so that they can lend more in this difficult and challenging environment. The money invested by the Treasury is capital, not debt.

“Capital” is a company’s net worth, and is one of the best measures of a company’s strength and security. The government requires a certain amount of “capital” for a company to qualify as “well capitalized,” a very high rating. The minimum well capitalized ratio is 10%. As of 12/3108: First Northern’s risk-based capital ratio was 11.34%! With this CPP addition, our capital ratio increases to 14.36%!

...but we may take the money.

There are many good reasons why this is the right thing to do:

•	We always look for and fully consider good deals that will benefit our company, customers and communities in the long run.

•	Many of our peers and strongest competitors are taking the money. If we say “no thanks,” they get access to an advantage we won’t have.

•	More money makes us even stronger and gives us added flexibility with which we can take advantage of good opportunities or more easily provide or enhance services for our customers and communities.

•	This money will give us extra insurance against unexpected events in these very unique economic times.

What’s the next step?

A key part of the deal involves “preferred stock” shares, a special type of stock. First Northern Community Bancorp’s current structure doesn’t include preferred stock shares, so our shareholders are being asked to vote on the adoption of proposed amendments to our Articles of Incorporation.

Proxy materials were mailed January 26, 2009. A Special Shareholder Meeting will be held at First Northern Bank’s Operations Center in Dixon on February 26, 2009 at 9:00 a.m.